Exhibit 1.03

AMENDMENT NO. 1

TO THE

RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement (this “Amendment”), dated as of July 22, 2013, is entered into by and between Sourcefire, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Co., a banking organization organized under the laws of the State of New York, as Rights Agent (“Rights Agent”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company entered into the Rights Agreement dated as of October 30, 2008 (the “Rights Agreement”);

WHEREAS, the Company wishes to amend the Rights Agreement; and

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, prior to the Distribution Date, the Company may, in its sole and absolute discretion, and Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of certificates representing Rights or shares of Company Common Stock.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Section 1(a) of the Agreement (the definition of the term “Acquiring Person”) is amended to add the following sentence to the end thereof:

Notwithstanding anything in this Agreement to the contrary, none of Cisco, Inc., a California corporation (“Parent”), Shasta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), or any of their respective Affiliates or Associates, including any officers, directors or employees thereof, shall be deemed to be an Acquiring Person as a result of the execution, delivery and performance under, or consummation of any one or more transactions (each a “Permitted Event” and collectively, the “Permitted Events”) contemplated by the Agreement and Plan of Merger by and among Parent, Sub and the Company, dated as of July     , 2013, as the same may be amended from time to time in accordance with its terms (the “Merger Agreement”), pursuant to which, and on the terms and subject to the conditions set forth therein, Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”).

2. Section l(j) of the Rights Agreement (the definition of the term “Stock Acquisition Date”) is amended to add the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more Permitted Events shall not constitute or result in the occurrence of a Stock Acquisition Date.

3. Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more Permitted Events shall not constitute or result in the occurrence of a Distribution Date.

4. Section 7(a) of the Rights Agreement is amended by (a) deleting the word “and” immediately prior to clause (iii) thereof, and replacing Section 7(a)(iii) with the following:

(iii) the time at which the Rights are exchanged as provided in Section 24 hereof, at which time the Rights are deemed terminated, and (iv) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement); provided, however, that if the Merger does not occur and the Merger Agreement is terminated in accordance with its terms, the Rights will remain exercisable until the earlier of (i), (ii) or (iii) above, and no Expiration Date shall be deemed to have occurred as a result of this clause (iv) (the earlier of (i), (ii), (iii) and (iv) being the “Expiration Date”),

5. Section 11(a)(ii) of the Agreement is amended to add the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more Permitted Events shall not constitute or result in the occurrence of a Section 11(a)(ii) Event.

6. Section 13 of the Agreement is amended to add the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more Permitted Events shall not constitute or result in the occurrence of a Section 13 Event.

7. A new Section 36 shall be added to the Rights Agreement and shall read as follows:

Section 36. Termination. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement) this Agreement shall be terminated and all outstanding Rights shall expire.

8. The terms “this Agreement” and “the Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

9. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

10. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

11. This Amendment may be executed (including by facsimile or .pdf format) in one or more counterparts, and by different parties hereto in separate counterparts, each of which, when executed, shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first written above.

SOURCEFIRE, INC.

By:	/s/ John C. Becker
Name:	John C. Becker
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ John W. Comer, Jr.
Name:	John W. Comer, Jr.
Title:	Vice President

[Signature Page to Amendment No. 1 to the Rights Agreement]